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Prospectus Supplement No. 1 Dated February 9, 2001
(To Prospectus Dated November 8, 2000)

                                                               Filed Pursuant to
                                                        Rule 424 (b) (3) and (c)
                                                   Commission File No. 333-48976


                               5,361,803 Shares

                                    [LOGO]

                      Metawave Communications Corporation

                                 Common Stock


     This Prospectus Supplement No. 1 supplements our prospectus dated November 8, 2000 relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer, of up to 5,361,803 shares of our common stock that were issued in connection with our merger with Adaptive Telecom, Inc. in September 2000.

     Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The prospectus is hereby amended to reflect the fifteen day extension of the second trading period during which selling stockholders may make sales pursuant to this prospectus from the original period of January 26, 2001 through February 28, 2001 to the extended period of January 26, 2001 through March 15, 2001. This change is indicated in the following sections:


                                     COVER

The first paragraph on the cover of the prospectus is hereby replaced with the following:

     The 5,361,803 shares of our common stock, $0.0001 par value, covered by this prospectus are offered for the account of selling stockholders listed under "Selling Stockholders" on page
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63. These shares were issued to the selling stockholders in connection with an
Amended and Restated Agreement and Plan of Merger dated as of September 20, 2000 among Metawave Communications Corporation, Malibu Acquisition Corporation, a wholly owned subsidiary of Metawave, and Adaptive Telecom, Inc., pursuant to which Adaptive Telecom, Inc. became our wholly-owned subsidiary. We have agreed to maintain the effectiveness of this registration statement until March 15, 2001, taking into account any periods of delay permitted. The selling stockholder may only make sales pursuant to this prospectus once it has been declared effective and during the following periods: (i) October 27, 2000 through and including November 30, 2000 and (ii) January 26, 2001 through and including March 15, 2001. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of its effectiveness. The selling stockholders may sell the shares from time to time on the over-the-counter market in regular brokerage transactions or in transactions directly with market makers. The prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. Each selling stockholder has advised us that no sale or distribution other than as disclosed in this prospectus will be effected until after this prospectus has been appropriately amended or supplemented, if required, to set forth those terms. We will not receive any proceeds from the sale of the shares by the selling stockholders. All expenses of registration of the shares shall be borne by Metawave. Selling commissions, brokerage fees and any applicable stock transfer taxes are payable individually by the selling stockholders.


                                  THE OFFERING

The second paragraph on page 7 of the prospectus is hereby replaced with the following:

     We have agreed to maintain the effectiveness of this registration statement until March 15, 2001, taking into account any periods of delay permitted. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholder may only make sales pursuant to this prospectus once it has been declared effective and during the following periods:
(i) October 27, 2000 through and including November 30, 2000 and (ii) January 26, 2001 through and including March 15, 2001.


                              PLAN OF DISTRIBUTION

The fourth paragraph on page 62 of the prospectus is hereby replaced with the following:

     We have agreed to maintain the effectiveness of this registration statement until March 15, 2001, taking into account any periods of delay permitted. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may only make sales pursuant to this prospectus once it has been declared effective during the following periods: (i) October 27, 2000 through and including November 30, 2000 and (ii) January 26, 2001 through and including March 15, 2001.

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                           DESCRIPTION OF SECURITIES

The second paragraph on page 66 of the prospectus is hereby replaced with the following:

     In addition to the registration rights described above, in connection with our acquisition of Adaptive Telecom we entered into a registration rights agreement with the former stockholders of Adaptive Telecom. Pursuant to this registration rights agreement, the former Adaptive Telecom shareholders may sell their shares of our common stock received in the merger subject to volume limitations set forth in the registration rights agreement once this prospectus has been declared effective, during two periods (first, from October 27, 2000 until November 30, 2000, and second, from January 25, 2001 until March 15,
2001). We may also prepare and file an S-3 Registration Statement for the benefit of the former Adaptive Telecom shareholders as soon as we are S-3 eligible which will be after the one year anniversary of our initial public offering (April 28, 2001). Furthermore, in the event we elect to register any of our common stock for purposes of effecting any public offering, the former Adaptive Telecom shareholders are entitled to include their shares of common stock in the registration. This right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the underwritten public offering. Furthermore, in the event we elect to register any of our common stock for purposes of effecting any public offering, the former Adaptive Telecom shareholders are entitled to include their shares of common stock in the registration. This right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the underwritten public offering.

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